Exhibit 99.1

Vision-Sciences Reports Revenues of $3.4 Million for
First Quarter 2013
8% Improvement in Operating Loss

Orangeburg, NY – July 26, 2012 – Vision-Sciences, Inc. (NASDAQ: VSCI), a leading provider of unique flexible endoscopic products utilizing its proprietary sterile disposable EndoSheath® technology, today announced financial results for the three-month period ended June 30, 2012, its first quarter of fiscal 2013.

First Quarter Fiscal Year 2013 and Recent Highlights
•	Net sales were $3.4 million as compared with $3.8 million in first quarter of fiscal 2012;
•	Operating loss improved 8% to $2.3 million;
•	Net loss was essentially unchanged at $2.6 million, or ($0.06) per basic and diluted share; and
•	SpineView filed a traditional 510k for the minimally invasive spine surgery application using the surgical endoscope developed and manufactured by Vision-Sciences.

“While first quarter 2013 revenues were below our expectations, we remain confident that we are establishing the right foundation to drive future growth,” commented Cynthia Ansari, Chief Executive Officer of Vision-Sciences, Inc. “Our sales efforts should benefit from the recent public endorsement of our technology by a key opinion leader in the field of infection control; the acceptance of the EndoSheath platform by Brigham and Women’s Hospital in Boston, Mass.; and a forthcoming publication in the Journal of Biomedical Research of a study that found significant cost savings and improved turnover times with our EndoSheath technology.”

“We look forward to revenues from new product launches in fiscal 2013. With respect to this, we have shipped product for clinical use to SpineView and Stryker. Each company has filed a traditional 510k for its respective product. Our sales force is also looking forward to the launch of our next generation digital processing unit, the DPU-7000,” Ansari concluded.

Results of Operations
Net sales in the first quarter of fiscal 2013 were $3.4 million compared to $3.8 million for the same period a year ago.  The 10% decrease was primarily due to lower than expected domestic and international sales as well as a 45% decrease in urology sales. The first quarter of fiscal 2012 benefited from the initial stocking orders from Stryker. In the first quarter of fiscal 2013, Stryker continued to sell from current inventory.

Net sales (in thousands, except for percentages) for the first quarter of 2013 and 2012 were as follows:

	Three Months Ended
	June 30,
Market/Category	2012	2011	Difference	%
Urology	$1,056	$1,908	$(852)	-45%
ENT / TNE	608	477	131	27%
Pulmonology	125	107	18	17%
Spine	259	78	181	232%
Repairs, peripherals, and accessories	448	535	(87)	-16%
Total medical sales	2,496	3,105	(609)	-20%
Total industrial sales	900	651	249	38%
Net sales	$3,396	$3,756	$(360)	-10%

Gross profit for the first quarter of fiscal 2013 was $0.9 million, as compared with $1.1 million in the first quarter of fiscal 2012.  Gross margin for the period declined approximately 300 basis points to 27% from 30% in the prior year period.  The year-ago period benefited from favorable manufacturing absorption as a result of the higher production volume of urology endoscopes and EndoSheath technology primarily related to products produced for Stryker’s initial stocking orders.

Selling, general and administrative (“SG&A”) expenses decreased 7% to $2.7 million in the first quarter of fiscal 2013, largely driven by lower stock-based compensation expense.  As a percentage of sales, SG&A increased to 80% compared to 78% reported during the same period last year.

Research and development (“R&D”) expenses were $0.5 million, a decrease of $0.2 million, or 30%, as compared to the first quarter of fiscal 2012. This decrease in expense was due to lower product development costs associated with our next generation digital processing unit.  As a percentage of sales, R&D decreased to 14% compared to 18% reported during the same period last year.

The Company’s operating loss in the first quarter of fiscal 2013 was $2.3 million, a decrease of $0.2 million, or 8%, as compared to the first quarter of fiscal 2012. Lower operating expenses contributed to the improvement in operating loss.

At June 30, 2012, Vision-Sciences had cash and cash equivalents of $1.1 million, and working capital of $5.0 million, compared to cash and cash equivalents of $2.7 million and working capital of $6.0 million at March 31, 2012.

Subsequent Events
On July 25, 2012, the Company’s chairman, Mr. Pell (the “Lender”) agreed to lend the Company an additional $5 million pursuant to the terms of a new promissory note.  This note is repayable on or before November 9, 2014.  The Company may elect to cause the Lender to convert and exchange any outstanding principal amount under the note prior to the maturity date into shares of equity capital stock of the Company as part of any future sale of equity capital stock of the Company to third parties, at the same price and on the same other terms and conditions that such equity capital stock is sold to third parties.  No warrants were issued to the Lender as part of this note.

The Company also reached an agreement in principle to amend its existing purchase agreement with Lincoln Park Capital Fund, LLC (“LPC”) to, among other things, create a threshold price of $3.00 for the sale of Vision-Sciences’ common stock to LPC, as calculated pursuant to the formula provided in the purchase agreement.

Conference Call
Cynthia Ansari, Chief Executive Officer, and Katherine Wolf, Chief Financial Officer and EVP, Corporate Development, will host a conference call to discuss the results at 8:30 a.m. EDT on Thursday, July 26, 2012.

Conference dial-in:	(877) 303-1595
International dial-in:	(970) 315-0449
Conference ID:	14263365
Webcast (live and replay):	http://ir.visionsciences.com

An audio replay of the conference call will be available from 11:30 a.m. EDT on Thursday, July 26, 2012, through 11:30 p.m. EDT on Thursday, August 9, 2012 by dialing (855) 859-2056 from the U.S., or (404) 537-3406 from abroad. The audio webcast will also be available in the Investor Section of the Company’s website at www.visionsciences.com.

About Vision-Sciences, Inc.
Vision-Sciences, Inc. designs, develops, manufactures and markets products for endoscopy – the science of using an instrument, known as an endoscope, to provide minimally invasive access to areas not readily available to the human eye.  Vision-Sciences’ unique flexible endoscopic products utilize a streamlined visualization system and proprietary sterile disposable sheaths, known as EndoSheath technology, to provide users quick, efficient endoscope turnover while ensuring enhanced patient safety through the use of sterile, single-use technology.  Within its medical segment, Vision-Sciences targets five main areas for its fiber and video endoscopes and EndoSheath technology:  urology, pulmonology, gastroenterology (GI), ENT (ear, nose and throat) and spine.  Vision-Sciences owns the registered trademarks Vision Sciences®, Slide-On®, EndoSheath®, EndoWipe® and The Vision System®. Information about Vision-Sciences’ products is available at www.visionsciences.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, which are any statements that are not historical facts.  These forward-looking statements are based on Vision-Sciences’ current expectations, and should not be relied upon as representing its views as of any subsequent date.  Forward-looking statements are subject to a variety of risks and uncertainties that could cause the Company’s actual results to differ materially from the statements contained herein; risk factors are detailed in the Company’s most recent annual report and other filings with the U.S. Securities and Exchange Commission.  There is no assurance that any future results or events discussed in these statements will be achieved.  The Company does not assume any obligation to update any forward-looking statements as a result of new information or future events or developments.

Contacts:
Katherine Wolf	Lisa Wilson
CFO & EVP, Corporate Development	President
Vision-Sciences, Inc.	In-Site Communications, Inc.
845.365.0600	212.452.2793
invest@visionsciences.com	lwilson@insitecony.com

Vision-Sciences, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended June 30,
	2012	2011
	(unaudited)	(unaudited)

Net sales	$3,396	$3,756
Cost of sales	2,483	2,628
Gross profit	913	1,128

Selling, general, and administrative expenses	2,730	2,927
Research and development expenses	487	692
Operating loss	(2,304)	(2,491)

Interest income	1	5
Interest expense	(194)	(99)
Debt cost expense	(144)	(41)
Other, net	(5)	(1)
	(342)	(136)
Loss before provision for income taxes	(2,646)	(2,627)
Income tax provision	1	3
Net loss	$(2,647)	$(2,630)

Net loss per common share - basic and diluted	$(0.06)	$(0.06)

Weighted average number of shares outstanding - basic and diluted	45,678	44,027

Vision-Sciences, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except per share amounts)

	June 30,	March 31,
	2012	2012
ASSETS	(unaudited)	(audited)
Current assets:
Cash and cash equivalents	$1,144	$2,674
Accounts receivable, less allowances of $74 and $58, respectively	2,195	2,132
Inventories, net	4,223	3,970
Prepaid expenses and other current assets	267	197
Total current assets	7,829	8,973

Machinery and equipment	3,550	3,516
Demo equipment	1,086	1,070
Furniture and fixtures	224	224
Leasehold improvements	372	372
Property and equipment, at cost	5,232	5,182
Less—accumulated depreciation and amortization	3,322	3,149
Total property and equipment, net	1,910	2,033
Other assets, net	77	77
Deferred debt cost, net	1,372	1,516
Total assets	$11,188	$12,599

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Capital lease obligations	$86	$91
Accounts payable	828	587
Accrued expenses	834	944
Accrued compensation	800	657
Advances from customers	161	672
Deferred revenue	170	-
Total current liabilities	2,879	2,951

Line of credit—related party	10,000	10,000
Capital lease obligations, net of current portion	78	97
Total liabilities	12,957	13,048

Commitments and Contingencies
Stockholders’ deficit:
Preferred stock, $0.01 par value
Authorized—5,000 shares; issued and outstanding—none	-	-
Common stock, $0.01 par value
Authorized—75,000 shares; issued and outstanding—46,143 shares and 45,396 shares, respectively	462	454
Additional paid-in capital	99,701	98,382
Treasury stock at cost, 7 shares and 7 shares of common stock, respectively	(14)	(14)
Accumulated deficit	(101,918)	(99,271)
Total stockholders’ deficit	(1,769)	(449)
Total liabilities and stockholders’ deficit	$11,188	$12,599

Vision-Sciences, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands, except per share amounts)

	Three Months Ended June 30,
	2012	2011

Cash flows from operating activities:
Net loss	$(2,647)	$(2,630)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	204	189
Stock-based compensation expense	443	476
(Recovery of) provision for bad debt expenses	(9)	17
Debt cost expense	144	41
Loss on disposal of fixed assets	6	1
Changes in assets and liabilities:
Accounts receivable	(54)	405
Inventories	(310)	(777)
Prepaid expenses and other current assets	(70)	(94)
Accounts payable	241	(73)
Accrued expenses	(110)	(158)
Accrued compensation	143	166
Deferred revenue	27	-
Advances from customers	(368)	(1,661)
Net cash used in operating activities	(2,360)	(4,098)
Cash flows from investing activities:
Purchases of property and equipment	(36)	(76)
Proceeds from disposal of fixed assets	6	-
Net cash used in investing activities	(30)	(76)
Cash flows from financing activities:
Net proceeds from sale of common stock	878	-
Proceeds from exercise of stock options	6	207
Common stock repurchased	-	(4)
Payments of capital leases	(24)	(18)
Net cash provided by financing activities	860	185
Net decrease in cash and cash equivalents	(1,530)	(3,989)
Cash and cash equivalents at beginning of period	$2,674	$9,180
Cash and cash equivalents at end of period	$1,144	$5,191